Exhibit 1(s)

THE ASSET PROGRAM, INC.

Articles Supplementary Classifying Shares of Authorized Capital Stock

THE ASSET PROGRAM, INC. (hereinafter called the “Corporation”), a Maryland corporation, having its principal office in the State of Maryland in the City of Baltimore, hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

1.

The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended, with the authority to issue Two Hundred Twenty Two Million Five Hundred Thousand (222,500,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares
Merrill Lynch Mid Cap Value Fund
Class A Common Stock	20,000,000
Class B Common Stock	40,000,000
Class C Common Stock	40,000,000
Class D Common Stock	40,000,000
Class R Common Stock	40,000,000

Mercury Growth Opportunity Fund
Class I Common Stock	6,250,000
Class A Common Stock	6,250,000
Class B Common Stock	15,000,000
Class C Common Stock	15,000,000
Total:	222,500,000

All shares of all series and classes of the Corporation’s capital stock have a par value of Ten Cents ($0.10) per share, and an aggregate par value of Twenty Two Million Two Hundred Fifty Thousand Dollars ($22,250,000).

2.

The Board of Directors of the Corporation, acting in accordance with Article IV, Paragraph 2 of the Articles of Incorporation of the Corporation, hereby reclassifies the stock of the Corporation as follows:

(a)

Six Million Two Hundred Fifty Thousand (6,250,000) shares of unissued Class I Common Stock, Six Million Two Hundred Fifty Thousand (6,250,000) shares of unissued Class A Common Stock, Fifteen Million (15,000,000) shares of unissued Class B Common Stock, and Fifteen Million (15,000,000) shares of unissued Class C Common Stock of the Corporation’s Mercury Growth Opportunity Fund are hereby reclassified as authorized but undesignated capital stock of the Corporation.

3.	After the reclassification of authorized shares, the Corporation has the authority to issue Two Hundred Twenty Two Million Five Hundred Thousand (222,500,000) shares of capital stock as follows:

Series and Classes	Number of Authorized Shares
Merrill Lynch Mid Cap Value Fund
Class A Common Stock	20,000,000
Class B Common Stock	40,000,000
Class C Common Stock	40,000,000
Class D Common Stock	40,000,000
Class R Common Stock	40,000,000
Total:	180,000,000

The remaining Forty Two Million Five Hundred Thousand (42,500,000) shares of authorized capital stock will not be designated as to any series or class.

After the reclassification of authorized shares, all shares of the Corporation’s capital stock will have a par value of Ten Cents ($0.10) per share, and an aggregate par value of Twenty Two Million Two Hundred Fifty Thousand Dollars ($22,250,000).

IN WITNESS WHEREOF, THE ASSET PROGRAM, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on the 3rd day of February, 2004.

THE ASSET PROGRAM, INC.

By:	/s/ Terry K. Glenn
Terry K. Glenn
President

ATTEST:

/s/ Phillip S. Gillespie
Phillip S. Gillespie
Secretary

The undersigned, President of THE ASSET PROGRAM, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that to the best of his knowledge, information and belief, the matters and facts contained herein with respect to the authorization and approval hereof are true in all material respects, under the penalties of perjury.

Dated: February 3, 2004	/s/ Terry K. Glenn
Terry K. Glenn
President

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